EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 pertaining to the 1997 Long-Term Stock Incentive Plan (Registration No. 333-141298), Form S-8 pertaining to the 1997 Long-Term Stock Incentive Plan (Registration No. 333-46808), and Form S-8 pertaining to the 1997 Long-Term Stock Incentive Plan and 1997 Stock Option Plan for Non-Employee Directors (Registration No. 333-29023), of Polo Ralph Lauren Corporation, of our reports dated May 26, 2009, with respect to the consolidated financial statements of Polo Ralph Lauren Corporation and the effectiveness of internal control over financial reporting of Polo Ralph Lauren Corporation included in this Annual Report (Form 10-K) for the year ended March 28, 2009.

/s/ ERNST & YOUNG LLP

New York, New York
May 26, 2009